Exhibit 2.1

STOCK PURCHASE AND EXCHANGE AGREEMENT

This STOCK PURCHASE AND EXCHANGE AGREEMENT (the “Agreement”) is entered into as of March 31, 2004, by and among Iteris Holdings, Inc., a Delaware corporation (“Holdings”), and Iteris, Inc., a Delaware corporation (“Iteris”, and together with Holdings, the “Company”), on the one hand and DaimlerChrysler Venture GmbH (“DCV”) and Hockenheim Investment Pte. Ltd. (“HIPL”) on the other (collectively the “Sellers”).

R E C I T A L S

A.                                   DCV owns 547,893 shares of Common Stock of Iteris (the “Iteris Common Shares”).

B.                                     DCV owns 1,343,645 shares and HIPL owns 1,781,268 shares of Series A Preferred Stock of Iteris (collectively, the “Preferred Shares”).  The Iteris Common Shares and Preferred Shares are referred to collectively herein as the “Iteris Shares”.

C.                                     Holdings has agreed to purchase and the Sellers have agreed to sell the Preferred Shares for cash.

D.                                    Holdings and DCV have agreed that Holdings will issue 2.2257 shares of Holdings Class A Common Stock (“Holdings Common Stock”) to DCV in exchange for each share of Iteris Common Shares held by DCV.

E.                                      The parties are entering into this Agreement to give effect to such purchase and exchange, on the terms and conditions hereinafter set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises of the parties, the parties agree as follows:

1.                                      Purchase of Iteris Shares.  Upon satisfaction of the conditions to closing in Article 9 and for the consideration described herein, the sufficiency of which is acknowledged by the parties, each Seller agrees to sell to Holdings, and Holdings agrees to purchase from such Seller, all the Iteris Shares held by such Seller, free of any and all liens, security interests, claims or encumbrances of any kind whatsoever, on the terms and subject to the conditions set forth herein.

2.                                      Purchase Price for Preferred Shares.  As consideration for the sale to Holdings of the Preferred Shares, Holdings shall pay to each of the Sellers an amount equal to the product of the number of all the Preferred Shares held by such Seller and $5.61398 (the “Purchase Price”).  Each Seller’s Purchase Price shall be paid in a single payment in the form of a cash payment of U.S. Dollars by wire transfer to accounts designated by that Seller.

3.                                      Exchange of Iteris Common Shares.

(a)                                  Share Exchange.  Upon satisfaction of the conditions to closing in Article 9, DCV shall transfer and assign to Holdings all of its rights in and to the Iteris Common Shares held by DCV as of the date of this Agreement as consideration for Holdings’ issuance to DCV the number of shares of Holdings Common Stock equal to the product of the total number of Iteris Common Shares so transferred and an exchange ratio of 2.2257 (the “Exchange Ratio”).  Upon issuance in accordance with the terms of this Agreement, the shares of Holdings Common Stock so issued shall be fully paid and non-assessable.

(b)                                  Adjustments to Exchange Ratio.

(i)                                     In the event, prior to the Closing Date, Holdings effects a split or subdivision of the outstanding shares of Holdings Common Stock or pays a dividend or other distribution payable in additional shares of Holdings Common Stock or other securities or rights convertible into or entitling the holders thereof to receive additional shares of Holdings Common Stock (“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Holdings Common Stock or Common Stock Equivalents, then the Exchange Ratio shall be increased such that the number of shares of Holdings Common Stock to be received pursuant to this Section 3 shall be increased in proportion to the increase of the aggregate number of shares of Holdings Common Stock outstanding and those issuable with respect to Common Stock Equivalents.

(ii)                                  In the event that the number of shares of Holdings Common Stock outstanding at any time prior to the Closing Date is decreased by a combination, reverse stock split or other similar event, the Exchange Ratio shall be decreased such that the number of shares of Holdings Common Stock to be received pursuant to this Section 3 shall be decreased in proportion to the decrease of the aggregate number of shares of Holdings Common Stock outstanding.

(iii)                               In the event, prior to the Closing Date, of any reorganization or reclassification of the outstanding shares of Holdings Common Stock (other than as a result of a subdivision or combination) or in the event of any consolidation or merger of Holdings with another entity after which Holdings is not the surviving entity, at the Closing Date, DCV shall have the right to receive the same kind and number of securities, cash or other property as would have been distributed to DCV upon such reorganization, reclassification, consolidation or merger had the Closing Date occurred immediately prior to such reorganization, reclassification, consolidation or merger.

(c)                                  Issuance of Certificates.  Holdings will instruct its transfer agent on the Closing Date, to issue certificates, registered in the name of DCV or its nominee, representing the Holdings Common Stock to be received by DCV pursuant to this Section 3.  The certificates evidencing ownership of such Holdings Common Stock shall be issued promptly following the Closing, but in no event later than five (5) business days following the Closing Date.  All such certificates will bear the restrictive legends described in Section 6.

4.                                      Closing.

(a)                                  Closing.  Subject to the satisfaction or waiver of the conditions set forth in Section 9 hereof, the transactions contemplated by this Agreement will take place (the “Closing”) within ten (10) business days following satisfaction of Holdings obtaining financing, on such terms and conditions Holdings reasonably deems appropriate, in an amount sufficient to pay the aggregate Purchase Price in connection with the purchase of the Preferred Shares (the “Financing”) or at such other date or time agreed upon by the parties to this Agreement (the “Closing Date”).  The Closing will be held at the offices of Stradling Yocca Carlson & Rauth or at such other place as the parties agree.  In no event will the Closing occur later than May 31, 2004.  If the Closing has not occurred by such date, this Agreement shall terminate without any action by or liability to any party hereto.

5.                                      Representations and Warranties of Sellers.  Each of the Sellers, severally and not jointly, represents and warrants to the Company as follows:

(a)                                  Title to Shares.  Such Seller is the record and beneficial owner of the Iteris Shares set forth in the Recitals, free and clear of all liens, claims, encumbrances, pledges, options and any other adverse interests, restrictions on transfer or defects in title of any kind or nature whatsoever, except for restrictions on transfer imposed by federal and state securities laws.  The Iteris Shares held by such Seller are conveyed to Holdings hereunder free and clear of all liens, claims, encumbrances, pledges, options and any other adverse interests, restrictions on transfer or defects in title of any kind or nature whatsoever, except for restrictions on transfer imposed by federal and state securities laws.

(b)                                  Legal Power.  Such Seller has the full legal right and authority to enter into this Agreement, to sell and deliver the Iteris Shares held by such Seller to Holdings and to consummate the transactions contemplated hereby.

(c)                                  Enforceability, Conflicts.  Subject to its execution by all the parties, this Agreement is a legally binding agreement that is enforceable against such Seller in accordance with its terms, and such Seller’s execution and delivery of this Agreement and the performance by such Seller of its obligations hereunder will not conflict with or violate any other major agreement or understanding, written or oral, to which such Seller is a party or to which any of the Iteris Shares held by such Seller are subject or bound.

(d)                                  Informed Investment Decision.  Such Seller has been provided access to and the opportunity to review all material financial and business records of the Company, and to ask such questions of the officers of the Company, as necessary to make a deliberate and informed decision as to whether to sell or exchange the Iteris Shares held by such Seller to Holdings on the terms provided in this Agreement.  Such Seller has such knowledge and experience in financial or business matters and with respect to the Company’s business, financial condition, operating results and prospects that it is capable of evaluating the merits and risks of the sale contemplated by this Agreement.  Based on the knowledge and experience of such Seller, such Seller has reviewed the merits and risks of the transaction contemplated by this Agreement, and, where necessary, has reviewed all material information made available to it.

(e)                                  Legal and Tax Advice.  Such Seller has had this Agreement and the transactions contemplated by this Agreement reviewed by competent legal and tax advisors and such advisors have advised such Seller of the legal and tax consequences of this Agreement.  Such Seller has not relied upon the Company or counsel for the Company in connection with this Agreement.

6.                                      Investment Representations of DCV.  DCV hereby represents and warrants to Holdings as follows:

(a)                                  Investment Intent.  It is acquiring the Holdings Common Stock for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “1933 Act”).

(b)                                  Shares Not Registered.  It understands that (i) the Holdings Common Stock has not been registered under the 1933 Act by reason of a specific exemption therefrom, that, except as otherwise provided for herein, the Holdings Common Stock must be held by it indefinitely, and that it must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the 1933 Act or is exempt from such registration; (ii) each certificate representing the Holdings Common Stock will be endorsed with a legend substantially similar to the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “1933 ACT”) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR IF HOLDINGS RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO HOLDINGS, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT.”

and (iii) Holdings will instruct any transfer agent not to register the transfer of any of the Holdings Common Stock unless the conditions specified in the foregoing legend are satisfied; provided, however, that no such opinion of counsel shall be necessary if the sale, transfer or assignment is made pursuant to Rule 144 promulgated under the 1933 Act and DCV provides Holdings with evidence reasonably satisfactory to Holdings and its counsel that the proposed transaction satisfies the requirements of Rule 144.

(c)                                  Sophistication.  It has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Holdings Common Stock.

(d)                                  Information.  It has been furnished with and has had access to such information as it has considered necessary to make a determination as to the purchase of the Holdings Common Stock, together with such additional information as is necessary to verify the accuracy of the information supplied.

(e)                                  Accredited Investor.  It is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the 1933 Act, as presently in effect.

(f)                                    Restricted Securities.  It understands that the Holdings Common Stock it is purchasing is characterized as a “restricted security” under the federal securities laws inasmuch as the Holdings Common Stock is being acquired from Holdings in a transaction not involving a public offering and that under such laws and applicable regulations such shares may be resold without registration under the 1933 Act only in certain limited circumstances, and it represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

(g)                                 Restrictions on Transfer.  It understands that any transfer of Holdings Common Stock is subject to certain restrictions on transfer pursuant to Section 10(b) of this Agreement and that the Holdings Common Stock will carry a legend to that effect.

7.                                      Representations and Warranties of Iteris and Holdings.  Each of Iteris and Holdings, jointly and severally, hereby represents and warrants to the Sellers as follows:

(a)                                  Organization.  It is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full corporate power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

(b)                                  Legal Power.  It has the requisite legal power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(c)                                  Due Execution.  This Agreement has been duly authorized, executed and delivered by it and, upon due execution and delivery by Sellers, this Agreement will be a valid and binding agreement of Iteris and Holdings, respectively, enforceable against each of Iteris and Holdings in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting the rights of creditors generally and the application of general principles of equity.

(d)                                  No Conflicts.  The execution, delivery and performance of this Agreement, and the consummation by Iteris and Holdings, respectively, of the transactions contemplated hereby (including, without limitation, the issuance of the Holdings Common Stock) will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or Bylaws or Iteris or Holdings, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under any material agreement, indenture or instrument to which Iteris or Holdings is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Iteris or Holdings or by which any property or asset of either of them is bound or affected (except for such conflicts, breaches, defaults and violations that would not, individually or in the aggregate, have a material adverse effect).

8.                                      Representations and Warranties of Holdings.  Holdings hereby represents and warrants to the Sellers as follows:

(a)                                  Capitalization.  As of the date hereof, the authorized capital stock of Holdings consists of (a) 50,000,000 shares of Class A Common Stock, par value $.10 per share, of which 19,021,109 shares are issued and outstanding; (b) 2,600,000 shares of Class B Common Stock, par value $.10 per share, of which 933,930 shares are issued and outstanding; and (c) 2,000,000 shares of preferred stock, none of which is issued and outstanding.  All of such outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable.

(b)                                  Issuance of Holdings Common Stock.  The shares of Holdings Common Stock to be issued pursuant to Section 3 have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof, will not be subject to preemptive rights or other similar rights of stockholders of Holdings, and will not impose personal liability on the holders thereof.  Subject in part to the truth and accuracy of DCV’s representations set forth in this Agreement, the offer, sale and issuance of the Holdings Common Stock as contemplated by this Agreement are exempt from the registration requirements of the 1933 Act, and the qualification requirements of the California Securities Law and neither Holdings nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of any such exemption.

(c)                                  SEC Filings.  Since January 1, 2001, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (“1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the “SEC Filings”).  As of their respective dates, the SEC Filings complied in all material respects with the requirements of the 1934 Act or the 1933 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Filings, and none of the SEC Filings, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

9.                                      Conditions to Closing.

(a)                                  Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or the waiver by the Company, at or prior to the Closing, of each of the following conditions.

(i)                                     Representations and Warranties; Performance of Obligations.  The representations and warranties made by each Seller in Sections 5 and 6 hereof shall be true and correct on the Closing Date, with the same force and effect as if they had been made on and as of the Closing Date and each Seller shall have performed and complied with all obligations and conditions herein required to be performed or complied with by it on or prior to the Closing.

(ii)                                  Financing.  Holdings shall have obtained the Financing.

(iii)                               Delivery of Shares.  Each of the Sellers shall deliver to Holdings all certificates representing the Preferred Shares and Iteris Common Shares, together with stock assignments separate from certificate duly executed by each of the Sellers in substantially the form attached hereto as Exhibit A, provided that each Seller’s obligation to deliver its respective shares will be conditioned upon Seller receiving its respective consideration as provided for Section 9(b).

(b)                                  Conditions to Obligations of Sellers.  The obligations of each of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or the waiver by the affected Seller, at or prior to the Closing, of each of the following conditions.

(i)                                     Representations and Warranties; Performance of Obligations. The representations and warranties made by each of Iteris and Holdings in Sections 7 and 8 hereof shall be true and correct on the Closing Date, with the same force and effect as if they had been made on and as of the Closing Date and each of Iteris and Holdings shall have performed and complied with all obligations and conditions herein required to be performed or complied with by them on or prior to the Closing.

(ii)                                  Delivery of Purchase Price.  Each Seller shall have received the Purchase Price for the Preferred Shares in accordance with Section 2.

(iii)                               Delivery of Holdings Common Stock.  Irrevocable transfer agent instructions to issue the shares of Holdings Common Stock pursuant to Section 3, in form and substance reasonably satisfactory to DCV, shall have been delivered to Holdings’ transfer agent and acknowledged in writing by such transfer agent.

9.A.                          Post-Closing Covenants.

(a)                                  SEC Filings.  Holdings agrees to continue timely filing its SEC Filings and to comply in all material respects with the requirements of the 1934 Act or the 1933 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Filings, and to engage in such practices that will ensure the SEC Filings, at the time they are filed with the SEC, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)                                  Filings and Fees.  Holdings agrees to complete and timely file and pay the filing fees and costs associated with registering the Holdings Common Stock when so registered pursuant to the terms and conditions of this Agreement.  Holdings agrees to complete and timely file and pay the fees and costs associated with any sales of Holdings Common Stock by DCV in accordance with Rule 144 engaged in pursuant to the terms and conditions of this Agreement.

10.                               Other Rights and Obligations Relating to Holdings Common Stock.

(a)                                  DCV Put Right.  Beginning on the date that is eighteen (18) months following the Closing Date, DCV may elect to require Holdings to purchase up to fifty percent (50%) of its Holdings Common Stock acquired under this Agreement by delivering written notice to Holdings after such date and prior to the Put Expiration Date, as defined below, stating the number of shares to be purchased.  Beginning on the date that is thirty-six (36) months following the Closing Date, DCV may elect to require Holdings to purchase up to all of the Holdings Common Stock acquired under this Agreement by delivering written notice to Holdings after such date and prior to the date that is forty (40) months following the Closing Date (the “Put Expiration Date”), stating the number of shares to be purchased.  The purchase price for any such purchase by Holdings shall be $1.438 per share of Holdings Common Stock, which is equal to $3.20 divided by the Exchange Ratio (the “Put Purchase Price”).  Provided Holdings may lawfully purchase such shares, within fifteen (15) business days following receipt of a purchase notice, Holdings shall pay to DCV an amount equal to the Put Purchase Price multiplied by the number of shares to be purchased, against delivery of a duly endorsed stock certificate evidencing ownership of such shares in the name of DCV.  In the event Holdings may not lawfully purchase all shares requested to be purchased, it shall purchase such shares to the extent lawfully permitted and shall purchase the remaining shares as soon as sufficient funds are legally available, unless such request is withdrawn by DCV by written notice to Holdings.

(b)                                  Restrictions on Transfers.  With respect to all shares of Holdings Common Stock acquired by DCV under this Agreement, DCV hereby covenants and agrees that for a period of one year following the Closing Date, DCV shall not, directly or indirectly, sell, offer to sell, solicit an offer to sell, contract or grant any option or warrant to sell (including, without limitation, any short sale), pledge, transfer, establish an open put equivalent position, or otherwise dispose of any shares of Holdings Common Stock, without the prior written consent of Holdings.  Notwithstanding the foregoing, no such consent shall be necessary for a transfer by DCV which is (a) a partnership to its partners in accordance with partnership interests, (b) a limited liability company to its members in accordance with their interest in the limited liability company, (c) a corporation to its shareholders in accordance with their interest in the corporation, or (d) any related party of DCV or its successor; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if it were an original party hereunder (collectively included within the defined term “DCV”).

(c)                                  Demand Right.  One year after the Closing Date, DCV will have the right to request Holdings to file a registration statement, under the 1933 Act, for all of the Holdings Common Stock held by DCV.  Within twenty (20) days of Holdings’ receipt of such a request by DCV, Holdings will notify DCV of Holdings’ intent to file such a registration statement.  If Holdings decides that it will file a registration statement for all of Holdings Common Stock purchased by DCV, Holdings will exercise its best efforts to effect such registration as soon as reasonably possible.  If Holdings decides not to file a registration statement for all of Holdings Common Stock held by DCV, the 18 and 36 month timing restrictions under Section 10(a) will no longer apply and DCV will have the right to immediately exercise its put option for up to any portion of its Holdings Common Stock pursuant to the relevant terms and conditions of Section 10(a).

11.                               Releases.

(a)                                  Release by Sellers.  Effective as of the Closing Date and except for rights and obligations arising under this Agreement, each Seller, for itself and its assigns, heirs, successors and agents hereby releases the Company and all of its shareholders, directors, officers, agents, employees and representatives from and waives and discharges (i) any and all liability, claims, demands and causes of action of any nature whatsoever, fixed or contingent, known or unknown, against the Company, or any of its shareholders, directors, officers, agents, employees or representatives which may arise out of or are related to such Seller’s rights as a stockholder of Iteris and representation on the Board of Directors of Iteris, including rights under the Investor Rights Agreement dated July 31, 2001, the Stockholders Agreement dated July 31, 2001, the Voting Agreement dated July 31, 2001, the Investors’ Protection Agreement dated September 16, 2003 and any and all similar agreements with the Sellers to which either Iteris or Holdings is or was a party prior to the date of this Agreement, and (ii) except for rights relating to DCV’s ownership of Holdings Common Stock after the Closing Date, any and all rights as a stockholder of Iteris, including any rights to share or participate in the ownership of, or in any profits of or distribution by Iteris.

(b)                                  Release by Company.  Effective as of the Closing Date and except for rights and obligations arising under this Agreement, each of Iteris and Holdings, for themselves and their assigns, heirs, successors and agents hereby releases each of the Sellers and all of their shareholders, partners, directors, officers, agents, employees and representatives from and waives and discharges any and all liability, claims, demands and causes of action of any nature whatsoever, fixed or contingent, known or unknown, against either Seller, or any of their shareholders, partners, directors, officers, agents, employees or representatives which may arise out of or are related to such Seller’s rights as a stockholder of Iteris and representation on the Board of Directors of Iteris, including rights under the Investor Rights Agreement dated July 31, 2001, the Stockholders Agreement dated July 31, 2001, the Voting Agreement dated July 31, 2001, the Investors’ Protection Agreement dated

September 16, 2003 and any and all similar agreements with Iteris or Holdings to which a Seller is or was a party prior to the date of this Agreement.

(c)                                  Release of Known and Unknown Claims.  With respect to the releases set forth in this Section 11, each Seller and Holdings and Iteris waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California.  Such Section reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(d)                                  Consideration.  The foregoing releases are a bargained for and essential element of the consideration for Holdings’ agreement to purchase, and each Seller’s agreement to sell, the Preferred Shares, or to exchange the Iteris Common Shares, on the terms set forth herein.

12.                               Indemnification.  Effective as of the Closing Date, each Seller shall, severally and not jointly, indemnify, defend and hold harmless the Company and its affiliates, and its and their directors, officers, employees and agents, from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively “Losses”), joint or several, resulting or arising from claims, actions, proceedings, investigations or litigation relating to or arising from any breach by such Seller of its representations, warranties or agreements herein.  Each Company shall, jointly and severally, indemnify, defend and hold harmless each Seller and its affiliates, and its and their directors, officers, employees and agents, from and against any and all Losses, joint or several, resulting or arising from claims, actions, proceedings, investigations or litigation relating to or arising from any breach by the Company of their representations, warranties or agreements herein.

13.                               Miscellaneous.

(a)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of law principles thereof.

(b)                                  Entire Agreement; Amendment; Waiver.  This Agreement is final and complete, and embodies all of the agreements and understandings of the parties hereto with respect to the subject matter hereof and, after the Closing takes place and becomes effective, this Agreement shall supersede all prior or contemporaneous agreements or understandings, written or oral, with respect thereto.  Prior to the Closing the prior agreements entered into between the parties will remain in effect, the rights of which will not be limited and the provisions of which will supercede any contrary provisions contained within this Agreement.  This Agreement may not be amended or modified, except by a written instrument signed by all of the parties affected thereby.  No waiver of any right hereunder shall be effective unless it is given in a written document or instrument signed by the party waiving such right.

(c)                                  Successor’s Obligations.  This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.  The rights of Sellers under this Agreement may be assigned only to a transferee or assignee which (a) is a subsidiary, affiliate, parent, general partner, limited partner, or member of a Seller, or (b) acquires at least one hundred fifty thousand (150,000) Preferred Shares or Holdings Common Stock.

(d)                                  Notices.  All notices required or permitted hereunder shall be invalid, unless in writing, and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) ten (10) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) two (2) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) business days advance written notice to the other parties hereto. For purposes of this Agreement, the term “business days” shall mean Monday to Friday California local time with the exception of public holidays on which the Company and similar businesses in Anaheim, California, are generally closed for business.  References to “days” other than business days shall mean calendar days.

(e)                                  Severability.  In case any provision of the Agreement shall be invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permissible, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(f)                                    Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

(g)                                 Transaction Expenses.    Each party hereto shall be responsible for its own legal fees and expenses incurred in connection with the transactions contemplated by this Agreement.

(h)                                 Specific Performance.  This Agreement shall be specifically enforceable, and any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.

(i)                                    Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(j)                                    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

COMPANY:

ITERIS HOLDINGS, INC.

Address:
1515 South Manchester Avenue
Anaheim, California	By:	/s/ Gregory A. Miner

	Name:	Gregory A. Miner

	Its:	CEO

ITERIS, INC.

Address:
1515 South Manchester Avenue
Anaheim, California	By:	/s/ Jack Johnson

	Name:	Jack Johnson

	Its:	CEO

SELLERS:

DAIMLERCHRYSLER VENTURES GMBH
Address:
Epplestrasse 225
79657 Stuttgart, Germany	By:	/s/ Dr. Marianne Tumpen

	Name:	Dr. Marianne Tumpen

Its:

HOCKENHEIM INVESTMENTS PTE. LTD.
Address:
168 Robinson Road, #37-00 Capital Tower
Singapore 068912	By:	/s/ Seck Eng Tan

	Name:	Seck Eng Tan

	Its:	Director

EXHIBIT A

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned, [NAME OF SELLER], hereby transfers unto Iteris Holdings, Inc.                        (                     ) shares of the (Common Stock/Preferred Stock) of Iteris, Inc., standing in the undersigned’s name on the books of Iteris, Inc. represented by Certificate No(s).         herewith and does hereby irrevocably constitute and appoint the Secretary of Iteris, Inc., with full power of substitution, to transfer said stock on the books of Iteris, Inc.

Dated: , 2004

[NAME OF SELLER]